Exhibit 99.1

[LETTERHEAD OF VIRGIN MEDIA INC.]

16 October 2009

Dear Sirs

Re:  Amendment Request Letter

We refer to the Senior Facilities Agreement (the “SFA”) dated 3 March 2006, as amended and restated from time to time, between, among others, Virgin Media Inc. (the “Company”), Virgin Media Investment Holdings Limited, Deutsche Bank AG, London Branch, Goldman Sachs International, J.P. Morgan plc and The Royal Bank of Scotland plc as the Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch, as facility agent and security trustee, Deutsche Bank AG, New York Branch, as US paying agent, and GE Corporate Banking Europe SAS as administrative agent.

Capitalised terms used in this letter shall have the same meaning ascribed to such terms in the SFA, unless otherwise specified.  The provisions of Clause 46 (Governing Law) and Clause 47 (Jurisdiction) of the SFA shall apply to this letter as if the same were set out in full in this letter, except that references to the SFA are to be construed as references to this letter.

1.           BACKGROUND AND REASON FOR AMENDMENT REQUEST

The Company has demonstrated steadily improving performance, both operationally and financially, since its rebranding as Virgin Media in February 2007.  Notwithstanding the competitive environment and challenging economic conditions in the United Kingdom, OCF has remained strong, totaling £1,290 million for the twelve months ending June 30, 2009. Free Cash Flow has been likewise robust, totaling £305 million for the same twelve-month period.*  Results for the second quarter of 2009 were highlighted by an increase of 3.6% in Consumer on-net revenue, to £617 million, versus the same period in 2008; a 3.8% increase in ARPU to £43.27; and record triple-play penetration of 58.3%.

The Company has also consistently demonstrated a proactive approach to maintaining a prudent capital structure, which has served the interests of both the Company and its financing partners.  Subsequent to the February 2007 rebranding, the Company’s actions have included the following:

●	December 2007: £200 million voluntary prepayment under the SFA;

●	April 2008: $1,000 million Convertible Notes offering the net proceeds of which were used to repay loans under the SFA;

●	November 2008: SFA amendment terming out £1,460 million of the Facilities thereunder;

●	December 2008: £300 million voluntary prepayment under the SFA; and

●	Summer 2009: £994 million total senior notes offerings the net proceeds of which were used to repay loans under the SFA.

Collectively, the above actions, coupled with the aforementioned improvements in operating and financial performance, have resulted in the following:

●	total amortisation payments remaining under the SFA of £286 million through May 2012 (this compares to trailing twelve month Free Cash Flow as of 30 June 2009 of £305 million); and

●	ample headroom against all financial covenants under the SFA.

2.           THE PROPOSAL

Given the aforementioned performance and proactive actions, the Company does not require, and is not seeking, any form of covenant or margin relief, nor reduction or deferral of amortisation.  Rather, the Company is keen to continue its pro-active approach towards its capital structure and, as a result, is seeking the ability to reduce the amount of debt outstanding under the SFA.  Accordingly, the principal aims of the proposed amendments (the “Proposed Amendments”) are to:

(i)
permit the issuance of senior secured bonds which would rank pari passu with the Facilities and the proceeds of which would be used in repayment of loans under the SFA, thus generating further pay-downs under the SFA; and

(ii)	up-date the hedging related provisions in the intercreditor agreements to bring them in line with current market standard and hedge counterparty expectations.

Reflecting their support for this overarching goal, the Company’s top ten relationship banks have unanimously confirmed their support for the Proposed Amendments.

3.	AMENDMENT PROCESS

All Lenders with participations in the SFA as of 16 October 20091 (the “Record Date”) shall be permitted to vote on the Proposed Amendments and receive consent fees in connection therewith.

The Proposed Amendments will require a vote of the Instructing Group to put in place (in this case, 66 ⅔% of the aggregate amount of Outstandings under the SFA).  Each Lender will be requested to consent to the Proposed Amendments in their entirety.

4.           SUMMARY OF PROPOSED AMENDMENTS

The requested amendments will be documented by amendments and restatements of each of the SFA, Group Intercreditor Agreement and HYD Intercreditor Agreement (each an “Amendment Agreement”, and together the “Amendment Agreements”) which will be made available to the Lenders via Intralinks.

Below is a summary description of the Proposed Amendments:

A.	Issuance of Senior Secured Bonds (“SSBs”):

The SFA and the Group Intercreditor Agreement would be amended to permit the issuance of SSBs on the following terms:

(i)	100% of the net proceeds of any SSB issuance must be applied in prepayment of Outstandings under the SFA in the same manner as the SFA currently provides for the

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For the avoidance of doubt, any outstanding trades for which the Facility Agent has previously agreed with the relevant counterparties a settlement date subsequent to 16 October 2009 will settle as agreed with the buyer having the right to vote and receive any related fees application of Debt Proceeds of any issuance of Additional High Yield Notes;

(ii)	any SSBs issued must have a final maturity (with no sinking fund payments) on or after 3 March 2014;

(iii)
the SSBs will, where practicable, share on a pari passu basis the security and guarantees currently granted in favour of the SFA Lenders, but may be limited in relation to the SSBs to the extent necessary to eliminate any requirement to include separate financial statements for subsidiaries of Virgin Media Investment Holdings Limited (“VMIH”) or other applicable requirements from time to time;

(iv)
enforcement under the security documents will be controlled by the Instructing Group under the SFA unless 60 consecutive Business Days have lapsed since both of the following have occurred at the same time: (i) the aggregate outstanding principal amount and undrawn uncancelled commitments under the SFA is less than £1.0 billion and (ii) the aggregate outstanding principal amount and undrawn uncancelled commitments under the SFA represents less than 60% of the aggregate outstanding principal amount and undrawn uncancelled commitments under all senior secured indebtedness, and both conditions under clauses (i) and (ii) continue to exist on such 60th Business Day.

Thereafter, enforcement under the security documents will be controlled by a majority in principal amount of all pari passu senior secured debt then outstanding (including both the SFA Lenders and the SSB noteholders).  The controlling party under this paragraph (iv) is referred to as the “Controlling Party”;

(v)
a covenant (subject to any waiver by an Instructing Group) would be added to the SFA which will require the Company to maintain an aggregate principal amount outstanding, and/or committed to, under the SFA of not less than £1.0 billion (such covenant would not prevent any required repayment under the SFA but would be breached upon any such repayment that results in the crossing of the £1.0 billion threshold);

(vi)
the Company would be granted the ability to interpose an intermediate holding company incorporated under the laws of England and Wales (“Newco”) between VMIH and its direct subsidiaries to enhance the security enforcement structure which will guarantee the SSBs and also accede as a guarantor under the SFA.  VMIH will pledge its shares in Newco in favour of the SFA Lenders and the SSB noteholders.  The amendments will also permit Newco to grant a senior subordinated guarantee on similar terms to the VMIH guarantee, in favour of existing and future high yield debt;

(vii)
neither the relevant Instructing Party instructing the Security Trustee, nor the Security Trustee, shall take into account the sharing of proceeds provisions under the Group Intercreditor Agreement when determining the manner of enforcement of Security (and which Security to enforce) and, if it is determined to enforce any direct Security over shares of one or more members of the Bank Group (other than shares in VMIH and/or Newco), the relevant Instructing Party must in good faith believe that doing so will result in more aggregate proceeds resulting from enforcement of Security (disregarding the sharing of proceeds provisions under the Group Intercreditor Agreement) than would be realised solely from enforcing direct Security over shares in VMIH and/or Newco alone;

(viii)
a provision would be added to the Group Intercreditor Agreement to provide that the Facility Agent and the Security Trustee shall use reasonable efforts to consult with the note trustees, facility agent, steering committee or other representative (as applicable) of the other senior secured creditors from time to time (including any SSB noteholders) prior to taking any enforcement action and provide on a regular basis relevant information on the status of any ongoing enforcement action;

(ix)	SSBs will be issued by Virgin Media Finance PLC, VMIH, or a direct finance subsidiary of either (not, for the avoidance of doubt, Newco);

(x)	there will be no limit in the principal amount of SSBs or in the number of tranches of SSB issuances;

(xi)	there will be no pricing limit (OID or coupon) on SSBs;

(xii)	any interest rate and currency hedging in respect of 100% of the principal and/or coupon payable under any SSBs will be permitted;

(xiii)
the SSB noteholders will have the right to repurchase all (but not a portion of) the Outstandings under the SFA at par upon the occurrence of an Event of Default and the Security Trustee or the Lenders under the SFA have begun formal steps to enforce any Guarantee or Security;

(xiv)	the SFA will confirm that the events of default of any SSBs relating to the default under other Indebtedness shall be limited to cross payment defaults and cross-acceleration; and

(xv)
following an Event of Default under the SFA, all payments received by any Finance Party to enter into any standstill agreement or other agreement to delay the taking of any enforcement action shall be shared among all the senior secured creditors (including any SSB noteholders) on a pro rata basis.

At the time of any issuance of any SSBs (or immediately prior thereto) certain terms in the SFA would be amended to reflect such SSB issuance including: (i) “Finance Documents” to include any finance documents with respect to any such SSBs and (ii) “Finance Parties” to include any SSB trustee, any SSB holders and any other finance parties in respect of any such SSBs.

The Group Intercreditor Agreement would be amended to permit the issuance of SSBs on a second lien basis on terms that are acceptable to the Controlling Party.

To the extent that either amendments to any Security Documents or supplemental security documents are necessary, in the opinion of the Security Trustee, in order for the SSBs to share in the Security on a pari passu basis with the Lenders under the SFA, the Company seeks the consent to such amendments or supplemental security documents, in each case on terms reasonably acceptable to the Security Trustee and, in relation to supplemental security documents, on the basis that such security documents are on substantially the same terms as the existing Security Documents relating to substantially the same or similar assets in the same jurisdictions, whether now or at the time of issuance of any SSBs.

B.	Hedging Related Amendments:

The Group Intercreditor Agreement would be amended to up-date its hedging related terms and bring such terms in line with current market standards and counterparty expectations for hedging transactions, in particular by making the following amendments:

(i)	consolidate pre- and post-merger hedge counterparties into a single class and thus make pre-merger hedges subject to standard enforcement restrictions;

(ii)	permit termination payments on voluntary close-out of hedges by mutual consent prior to a Senior Default;

(iii)	expand permitted enforcement rights of hedge counter-parties to bring them closer to current market standards, subject to the turn-over provisions of the Group Intercreditor

Agreement following any Senior Default; and

(iv)	include a consent right for hedge counterparties to any changes affecting the pari passu ranking of hedge counterparties or the status of hedge counterparties as secured creditors.

The SFA would be amended to clarify that the Bank Group may enter into any non-speculative hedging activities with respect to any Indebtedness of the Group.

C.           Clarifying and Technical Amendments

The SFA would be amended to provide that any repayment premiums/fees payable in respect of any redemption or purchase of the 2014 Notes shall be excluded for the purposes of the definition of “Interest” and, therefore, disregarded for the purposes of the definition of “Consolidated Operating Cashflow”.

The Group Intercreditor Agreement and the HYD Intercreditor Agreement would be amended to update each of such agreements to reflect current parties and agreements outstanding and delete definitions and provisions which are no longer relevant or required.

In addition, the HYD Intercreditor Agreement would be amended to (i) reflect that Newco will grant an unsecured subordinated guarantee in respect of Virgin Media Finance PLC’s high yield notes (as set out above) and to provide for any additional guarantors from within the Bank Group granting any such similar guarantee to the extent the granting of such guarantee is permitted under the terms of the SFA in its form at the relevant time, (ii) clarify that any facilities which refinance the SFA (including subsequent refinancings) will be treated as senior liabilities for all purposes of the agreement, (iii) clarify that (A) any payment, repayment or purchase by any member of the Bank Group of the unsecured subordinated guarantee or any liability attaching thereto granted by any such member in respect of Virgin Media Finance PLC’s high yield notes and (B) any amendment, variation or waiver of the terms of such unsecured subordinated guarantee in respect of Virgin Media Finance PLC’s high yield notes will, in each case, constitute Prohibited Actions (as defined in the HYD Intercreditor Agreement) under the agreement and (iv) make consequential amendments to reflect each of the foregoing and clarify inconsistencies in the current drafting of the agreement.

5.           REQUEST FOR CONSENT

In accordance with Clause 43 (Amendments) of the SFA, Clause 19.2 (Amendments) of the Group Intercreditor Agreement and Clauses 15.2 (Amendments) and 15.4 (Amendments to Security Documents) of the HYD Intercreditor Agreement, the Company is seeking and hereby requests the consent of the Instructing Group to make the Proposed Amendments including any further consequential amendments to each of the SFA, Group Intercreditor Agreement, HYD Intercreditor Agreement and the Security Documents to give effect to the Proposed Amendments on condition that the Amendment Agreements reflect the matters referred to in this letter and the Company pays the consent fees referred to in section 6 of this letter.

Each Lender that consents to the Proposed Amendments agrees that it is also providing its consent pursuant to Clauses 3.1 (Subordinated Liabilities) and 3.6 (Obligations of the Subordinated Creditors) of the HYD Intercreditor Agreement to permit transactions that would be permitted by such Proposed Amendments.

This amendment request is not an offer to amend the SFA, the Group Intercreditor Agreement, the HYD Intercreditor Agreement and the Security Documents, respectively, and the Company reserves the right to withdraw the Proposed Amendments, or to amend, change or substitute any parts thereof, at any point prior to the execution of the Amendment Agreements.

The Company notes that the Proposed Amendments that result in amendments to the Group Intercreditor Agreement and the HYD Intercreditor Agreement may require other parties in addition to the Instructing Group to consent to such amendments or otherwise enter into the Amendment Agreements.  The Company plans to seek the consent to these Proposed Amendments of any such party and/or such party’s entry into any such Amendment Agreement, as required.  However, the Company may decide to (i) delay the Proposed Amendments to the Group Intercreditor Agreement and the HYD Intercreditor Agreement to a later date from when the SFA amendment is executed, (ii) split the amendments in the Group Intercreditor Agreement and the HYD Intercreditor Agreement into a series of amendments that may be executed at different times and/or (iii) forego all or any parts of the Proposed Amendments to the Group Intercreditor Agreement or the HYD Intercreditor Agreement.

6.           CONSENT FEE

The Company agrees to pay to each Lender that consents (ratably in accordance with such Lender’s Proportion as at the Record Date of the Outstandings as at the Record Date) to the Proposed Amendments by 12 noon (London time) on 30 October 2009, a consent fee of 25 bps.  Such consent fee is (i) subject to the condition that an Instructing Group provides its consent to the Proposed Amendments and (ii) payable by the Company on the date each of the Amendment Agreements is executed and all conditions precedent to the effectiveness thereof are satisfied.

7.           RESPONSE TO AMENDMENT REQUEST

Please respond to this amendment request by returning the Consent Form attached hereto to the Facility Agent, in accordance with the instructions therein.  The Consent Form must be received by the Facility Agent by 12 noon (London time) on 30 October 2009.

We look forward to receiving your positive response to this amendment request.

Yours sincerely

VIRGIN MEDIA INC.

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*
OCF and Free Cash Flow are non-GAAP financial measures.  Reconciliations to US GAAP of OCF and Free Cash Flow for the twelve months ending June 30, 2009 are included with the copy of this letter to be filed with the Securities and Exchange Commission.